Exhibit 8.1

[Form of Opinion of Morrison & Foerster LLP]

September __, 2017

Spark Networks, Inc.

11150 Santa Monica Blvd. Suite 600

Los Angeles, CA 90025

Ladies and Gentlemen:

We have acted as counsel to Spark Networks, Inc. (the “Company”) in connection with the preparation and filing with the Securities and Exchange Commission (the “SEC”) of a Registration Statement on Form F-4 (Registration No. 333-220000), as amended, (the “Registration Statement”), which includes the Proxy Statement/Prospectus (the “Joint Proxy Statement”), dated as of [date], describing the Agreement and Plan of Merger (the “Merger Agreement”), dated as of May 2, 2017, among the Company, Affinitas GmbH (“Affinitas”), Chardonnay Merger Sub, Inc. (“Merger Sub”) and Spark Networks SE (formerly known as Blitz 17-655 SE) (“New Spark”). Unless otherwise indicated, capitalized terms used herein have the meanings ascribed to them in the Registration Statement.

In connection with this opinion, we have examined and are familiar with the Merger Agreement, the Registration Statement, the Joint Proxy Statement, and such other presently existing documents, records, and matters of law as we have deemed necessary or appropriate for purposes of our opinion, including those documents (and the representations contained therein) specifically referenced in the Joint Proxy Statement. For purposes of this opinion, we have assumed the validity and the initial and continuing accuracy of the documents, certificates, records, statements, and representations referred to above. We have also assumed that the Business Combination and related transactions will be consummated as described in the Registration Statement and in accordance with the terms of the Merger Agreement and the ancillary documents thereto, without waiver or modification of any material term or condition thereof.

In our examination of documents, we have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified, conformed, photostatic, facsimile, or electronic copies, and the authenticity of the originals of such latter documents. In making our examination of documents executed, or to be executed, by the parties indicated therein, we have assumed that each party has, or will have, the power, corporate or otherwise, to enter into and perform all obligations thereunder, and we have also assumed the due authorization by all requisite action, corporate or otherwise, and execution and delivery by each party indicated in the documents and that such documents constitute, or will constitute, valid, binding obligations of each party. Where documents have been provided to us in draft form, we have assumed that the final executed versions of such documents will not differ materially from such drafts.

Spark Networks, Inc.

September __, 2017

Page Two

In rendering our opinion, we have considered the current provisions of the Internal Revenue Code of 1986, as amended (the “Code”), Treasury Department regulations promulgated thereunder, judicial authorities, interpretive rulings of the Internal Revenue Service (the “IRS”), and such other authorities as we have considered relevant, all of which are subject to change or differing interpretations, possibly on a retroactive basis. There can be no assurance that any of the opinions expressed herein will be accepted by the IRS, or, if challenged, by a court. Moreover, a change in the authorities or the accuracy or completeness of any of the information, documents, certificates, records, statements, representations, covenants, or assumptions on which our opinion is based could affect our conclusions.

Based upon and subject to the foregoing and to the assumptions and qualifications set forth in the Registration Statement under the caption “Proposal One — Adoption of the Agreement and Plan of Merger — Material U.S. Federal Income Tax Consequences of the Business Combination to U.S. Holders,” we confirm that the statements contained in the Registration Statement under the caption “Proposal One — Adoption of the Agreement and Plan of Merger — Material U.S. Federal Income Tax Consequences of the Business Combination to U.S. Holders — The Merger,” insofar as such statements constitute statements of U.S. federal income tax law, represent (subject to any express limitations therein) our opinion as to the material U.S. federal income tax consequences of the Merger to the U.S. holders of Spark Shares.

Our opinion is expressed as of the date hereof, and we are under no obligation to supplement or revise our opinion to reflect any legal developments, any factual matters arising subsequent to the date hereof, or any information, document, certificate, record, statement, representation, covenant, or assumption relied upon herein that becomes incorrect or untrue.

Except as set forth above, we express no opinion as to any matter not specifically addressed herein, including the accuracy of the representations relied upon by us in rendering the opinion set forth herein.

Spark Networks, Inc.

September __, 2017

Page Three

We hereby consent to the filing with the SEC of this opinion as an exhibit to the Registration Statement, and to the references to our firm in the Registration Statement under the captions “Proposal One — Adoption of the Agreement and Plan of Merger — Material U.S. Federal Income Tax Consequences of the Business Combination to U.S. Holders” and “Legal Matters.” In giving such consent, we do not concede that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the SEC thereunder.

Very truly yours,